Exhibit 99.3

Board of Directors Compensation Arrangement

The following table summarizes the annual cash compensation as of July 28, 2006 for members of the Company’s Board of Directors:

Annual Cash Compensation
Outside Board Member	$25,000
Committee Membership	$5,000
Audit Committee Chairman	$20,000
Leader of Nominating Process	$7,500
Compensation Committee Chairman	$7,500
Lead Outside Director	$5,000